Exhibit 23.1





                          Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-70967 and related Prospectus and Forms S-8 No. 2-80776, 33-2139, 33-7901, 33-15062, 33-43635, 33-62799, 33-59803, 333-82157, 333-82161
and 333-87773) of Albertson's Inc. and subsidiaries of our report dated March 17, 1999 with respect to the consolidated financial statements of American Stores Company, included in the Annual Report (Form 10-K) for the year ended February 3, 2000 of Albertson's Inc. and subsidiaries filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
---------------------
Ernst & Young LLP
Salt Lake City, Utah
April 25, 2000